EXHIBIT 23(a)









INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Union Pacific Corporation on Form S-8 of our report dated January 19, 1995, incorporated by reference in the Annual Report on Form 10-K of Union Pacific Corporation for the year ended December 31, 1994 and to the reference to us as "Experts" in this Registration Statement.



DELOITTE & TOUCHE LLP

New York, New York
April 12, 1995